EXHIBIT 99.1

Energy Conversion Devices Reports Second Fiscal Quarter Financial Results

United Solar Revenue Increases 44% Over Prior Year
Returns to Positive Cash Operating Performance (EBITDARS)
Achieves World Record 12% Efficiency for Thin-Film Silicon

AUBURN HILLS, Mich., Feb. 9, 2011 (GLOBE NEWSWIRE) -- Energy Conversion Devices, Inc. (ECD) (Nasdaq:ENER), a leading global provider of thin-film flexible solar laminate products and systems to the building-integrated, commercial and residential rooftop markets, today reported financial results for its second fiscal quarter of 2011 ended December 31, 2010.

Total consolidated revenue for the quarter was $69.5 million, an increase of 31% over the second fiscal quarter of 2010, and an increase of 2% over the previous quarter. Solar product and system sales were $66.5 million, an increase of 44% over the second fiscal quarter of 2010, and an increase of 2% over the previous quarter. Consolidated gross margin was 21% as compared to (15%) in the year-ago quarter, and 18% in the first fiscal quarter of 2011. During the quarter, ECD shipped 28 megawatts of its UNI-SOLAR® brand PV products, and produced 33 megawatts.

The company reported a net loss of $7.6 million, or $0.16 per share. This compares to a net loss of $39.3 million, or $0.93 per share, in the second fiscal quarter of 2010, and a net loss of $13.5 million, or $0.29 per share, in the prior quarter. Earnings before interest, taxes, depreciation and amortization and excluding restructuring and stock expense (EBITDARS) were $4.4 million in the quarter, compared to about zero in the prior quarter and ($20.4) million in the year-ago quarter.

As of December 31, 2010 the company had $182.6 million of cash, cash-equivalents, restricted cash and short-term investments.

"ECD generated meaningfully positive EBITDARS for the first time in four quarters, which is an effective measure of the company's progress on our path to profitability. We demonstrated significant improvement in reducing our cost structure during the second quarter. Gross margin increased to 21% and operating expenses declined significantly," said Mark Morelli, ECD's President and Chief Executive Officer.

"We are achieving the milestones in our technology roadmap laid out last year. First, we are on track to begin production this summer of our new PowerBond product with our next-generation High Frequency technology and 10% aperture-area conversion efficiency. At full production, we expect to manufacture this technology at a cost of approximately $1.15 per watt. In addition, we recently announced NREL confirmation of our Nano-Crystalline technology with an initial conversion efficiency of 12% in a large-area encapsulated cell, a world record for thin-film silicon. Both of these technological advancements will enable us to deliver our flexible, lightweight PV products at lower prices, thereby positioning us amongst the best-in-class on the cost of solar energy."

"North America is rapidly growing as a large core market for us. For example, last quarter we sold 5.4 megawatts to Constellation Energy for a large rooftop project in New Jersey, further demonstrating our traction with large-scale projects in the United States," Morelli continued.

The company provided guidance for the second half and full fiscal year of 2011 as follows:

	Q3'11	Q4'11	FY 2011
Shipments (MW)	27-33	33-38	120-130
Production (MW)	27-33	30-33	125-130
Consolidated Revenue ($M)	55-65	115-130	310-335
Consolidated Gross Margin (%)	19-22%	12-15%	17-18%
SG&A and R&D Expense ($M)	~19	~18	~75
Restructuring Charges ($M)	~2	~1	~3
Pre-Production Expense ($M)	~0	~2	~2
Interest Expense ($M)	~6	~6	~27
Tax Expense ($M)	~0.1	~0.1	~1
Capital Expenditures ($M)	~10	~15	~45

Morelli concluded, "Our guidance for the third quarter reflects a decrease in revenue but an increase in shipments compared to the second fiscal quarter. Specifically, we expect an increase in the relative amount of system shipments in the coming quarters. Due to the timing of project construction, revenue from system shipments is not recognized contemporaneously. Thus, the revenue for the system shipments in the third quarter will be recognized over subsequent quarters. Additionally, our fourth quarter guidance anticipates projects that include sourced products not included in our shipment guidance. Our fourth quarter revenue guidance and our increased full fiscal year revenue guidance reflect the shift in our business mix from product sales to system sales. As we continue to implement our technology roadmap and execute on our path to profitability, I am confident that we are doing the right things to continue moving the company forward."

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Wednesday, February 9, 2011, at 10:00 a.m. ET. To participate in the conference call, please dial (800) 480-3596 or (706) 643-3219 (international) at least 15 minutes prior to the start of the call. Callers will need to reference conference ID number 40062151. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Events section of the company's website at energyconversiondevices.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The replay will remain available until 11:59 p.m. EST February 11, 2011 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 (international) and providing conference ID number 40062151. The webcast will also be archived on the Company's website.

About Energy Conversion Devices

Energy Conversion Devices is a leading global provider of thin-film flexible solar laminate products and systems for the building integrated, commercial and residential rooftop markets. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to clean, renewable energy using proprietary technology. ECD's UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. The company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. In addition, ECD's Ovonic Materials Division is the pioneer in NiMH battery technology and other material science technologies for the renewable energy industry. For more information, please visit energyconversiondevices.com.

This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to maintain our customer relationships and establish new relationships; the worldwide market for solar energy systems; changes to government incentives related to solar energy; our customers' ability to access capital to finance the purchase of our products; and our ability through technology improvements to reduce cost and improve the conversion efficiency of our solar products. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release. Energy Conversion Devices, Inc. assumes no responsibility to update any forward-looking statements contained herein.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009 (1)	2010	2009 (1)
Revenues
Product sales	$ 54,732	$ 43,826	108,129	$ 77,969
System sales	11,825	3,369	23,475	5,936
Royalties	1,943	2,254	4,058	4,213
Revenues from product development agreements	591	3,007	1,418	6,998
License and other revenues	456	456	864	740
Total Revenues	69,547	52,912	137,944	95,856
Expenses
Cost of product sales	42,931	51,279	87,947	75,386
Cost of system sales	11,547	7,102	22,102	10,828
Cost of revenues from product development agreements	220	2,394	549	5,675
Product development and research	2,393	3,130	4,792	5,375
Preproduction costs	29	--	93	10
Selling, general and administrative	16,054	17,220	33,698	33,422
Net loss (gain) on disposal of property, plant and equipment	21	291	(55)	1,265
Impairment loss	--	1,253	--	1,253
Restructuring (income) expense	(69)	2,445	422	3,122
Total Expenses	73,126	85,114	149,548	136,336
Operating Loss	(3,579)	(32,202)	(11,604)	(40,480)
Other Income (Expense)
Interest income	726	264	1,070	556
Interest expense	(6,697)	(7,044)	(13,683)	(14,214)
Gain on debt extinguishment	2,138	--	3,327	--
Distribution from joint venture	--	--	--	1,309
Other nonoperating expense, net	(207)	(981)	(75)	(76)
Total Other Income (Expense)	(4,040)	(7,761)	(9,361)	(12,425)
Loss before Income Taxes and Equity Loss	(7,619)	(39,963)	(20,965)	(52,905)
Income tax expense (benefit)	12	(985)	167	(1,900)
Loss before Equity Loss	(7,631)	(38,978)	(21,132)	(51,005)
Equity gain (loss)	19	(313)	(15)	(333)
Net Loss	(7,612)	(39,291)	(21,147)	(51,338)
Net Loss Attributable to Noncontrolling Interest	(99)	(79)	(178)	(153)
Net Loss Attributable to ECD Stockholders'	$ (7,513)	$ (39,212)	$ (20,969)	$ (51,185)

Loss Per Share, Attributable to ECD Stockholders'	$ (0.16)	$ (0.93)	$ (0.46)	$ (1.21)

Diluted Loss Per Share, Attributable to ECD Stockholders'	$ (0.16)	$ (0.93)	$ (0.46)	$ (1.21)

Basic weighted shares outstanding	46,431	42,299	45,869	42,299
Diluted shares outstanding	46,431	42,299	45,869	42,299
(1) As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2010	June 30, 2010 (1)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 65,988	$ 79,158
Short-term investments	105,683	113,771
Accounts receivable, net	61,666	72,021
Inventories, net	66,191	61,495
Other current assets	38,695	27,237
Total Current Assets	338,223	353,682

Property, Plant and Equipment, net	307,269	301,056

Other Assets:
Restricted cash	10,924	11,749
Lease receivable, net	10,458	10,854
Other assets	11,725	14,606
Total Other Assets	33,107	37,209

Total Assets	$ 678,599	$ 691,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 58,578	$ 56,035
Current portion of warranty liability	9,855	12,125
Other current liabilities	9,274	9,130
Total Current Liabilities	77,707	77,290

Long-Term Liabilities:
Convertible senior notes	225,362	243,654
Capital lease obligations	19,672	20,296
Warranty liability	31,127	29,210
Other liabilities	18,733	19,872
Total Long-Term Liabilities	294,894	313,032

Commitments and Contingencies (See Note 10 of Form 10-Q)

Stockholders' Equity
Common stock, $0.01 par value, 150 and 100 million shares authorized, 53,274,101 and 48,554,812 issued at December 31, 2010 and June 30, 2010, respectively	533	486
Additional paid-in capital	1,103,322	1,079,910
Treasury stock	(700)	(700)
Accumulated deficit	(795,261)	(774,388)
Accumulated other comprehensive loss, net	(1,605)	(3,570)
Total ECD stockholders' equity	306,289	301,738
Accumulated deficit – noncontrolling interest	(291)	(113)
Total Stockholders' Equity	305,998	301,625
Total Liabilities and Stockholders' Equity	$ 678,599	$ 691,947
(1) As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)
	Six Months Ended December 31,
	2010	2009 (1)
Cash flows from operating activities:
Net loss	$ (21,147)	$ (51,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,715	18,300
Amortization of debt discount and deferred financing fees	8,492	8,229
Share-based compensation	1,703	2,266
Gain on debt extinguishment	(3,327)	--
Net (gain) loss on disposal of property, plant and equipment	(55)	1,265
Impairment loss	--	1,253
Equity loss	15	333
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	11,035	4,632
Inventories	(3,755)	(22,430)
Other assets	(7,430)	(1,773)
Accounts payable and accrued expenses	4,348	(21,348)
Other liabilities	(869)	502
Net cash used in operating activities	(275)	(60,109)

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,053)	(18,759)
Acquisition of business, net of cash acquired	--	(2,088)
Purchases of investments	(71,944)	--
Proceeds from maturities of investments	14,200	120,119
Proceeds from sale of investments	64,062	9,921
Proceeds from sale of property, plant and equipment	145	--
Proceeds from development loans	1,420	--
Decrease in restricted cash	825	--
Net cash (used in) provided by investing activities	(10,345)	109,193

Cash flows from financing activities:
Principal payments under capitalized lease obligations and other debt	(902)	(734)
Repayment of revolving credit facility	--	(5,705)
Repayment of convertible notes	--	(8,000)
Net cash used in financing activities	(902)	(14,439)

Effect of exchange rate changes on cash and cash equivalents	(1,648)	(368)
Net (decrease) increase in cash and cash equivalents	(13,170)	34,277
Cash and cash equivalents at beginning of period	79,158	56,379
Cash and cash equivalents at end of period	$ 65,988	$ 90,656
(1)As adjusted due to the implementation of FASB ASC 470-20 (See Note 1).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (Unaudited)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	(in thousands)
Net Loss	$ (7,612)	$ (13,535)	$ (39,291)
Plus:
Interest income	(726)	(344)	(264)
Interest expense	6,697	6,986	7,044
Income tax expense (benefit)	12	155	(985)
Depreciation and amortization	5,306	5,409	9,408
Restructuring (income) expense	(69)	491	2,445
Share-based compensation	822	881	1,215
EBITDARS	$ 4,430	$ 43	$ (20,428)
CONTACT: Michael E. Schostak
         Head of Investor Relations
         (248) 299-6063
         investor.relations@energyconversiondevices.com